                                                                     EXHIBIT 9.1

                             AMENDED AND RESTATED
                             --------------------
                            STOCKHOLDERS AGREEMENT
                            ----------------------

     THIS AMENDED AND RESTATED STOCKHOLDERS AGREEMENT is made and entered into as of this 15th day of April, 1998, by and among LMC Leasing, Ltd., a Delaware corporation (the "Company"), and Peter A. Ferro, Jr., as Voting Trustee of the Ferro Brothers LMC Leasing, Ltd. Voting Trust; Peter A. Ferro, Jr. and William
J. Sabo, as Co-Trustees of the Melissa Kate Lambrecht Trust u/t/a Dated 5/3/93, the Paul John Lambrecht Trust u/t/a Dated 5/3/93 and the Matthew Lambrecht Trust u/t/a Dated 5/3/93; Charles P. Hammersmith, Jr.; Robert W. Kegley, Sr.; Thomas
J. Lambrecht; William J. McEnery, as Trustee fbo William J. McEnery; Edward T. McGowan, as Trustee fbo Edward T. McGowan; William J. Sabo; and Martin McNally (collectively, the "Stockholders").

                                    RECITAL
                                    -------

     The Stockholders are parties to a Stockholder Agreement (the "Original Agreement") dated as of July 8, 1997, as amended, with respect to the Corporation and desire to amend and restate the Original Agreement, all on the terms and subject to the conditions contained herein.

     IT IS THEREFORE, AGREED:

                                   ARTICLE I
                                   ---------

                              GENERAL DEFINITIONS
                              -------------------


     Section 1.1    BOARD OF DIRECTORS.  The term "Board of Directors" shall
                    ------------------
refer to the Board of Directors of the Corporation as now or hereafter constituted.

     Section 1.2    COMPETITOR.  The term "Competitor" shall refer to any
                    ----------
corporation, partnership, limited partnership, sole proprietorship, joint venture or any other person or entity whatsoever which is in any way engaged in the business of gaming in the State of Illinois or Indiana.

     Section 1.3    CONTRIBUTION SHARE.  Intentionally Omitted.
                    ------------------

     Section 1.4    DIRECT INDEBTEDNESS FINANCING. Intentionally Omitted.
                    -----------------------------

     Section 1.5    EQUITY CONTRIBUTION. Intentionally Omitted.
                    -------------------

     Section 1.6    FINANCIAL STATEMENTS.  The term "Financial Statements" shall
                    --------------------
refer to the consolidated balance sheets, consolidated statements of income and retained earnings and consolidated statements of cash flow of the Corporation and its Subsidiaries, for and as of each calendar month and each Fiscal Year, prepared in accordance with generally accepted accounting principles or, in the case of the calendar month or quarterly Financial Statements, in accordance with those accounting practices and principles, consistently applied, utilized by the Corporation's management in the preparation of unaudited financial statements in the ordinary course of business.

     Section 1.7    FISCAL YEAR.  The term "Fiscal Year" shall refer to the
                    -----------
twelve month period selected by the Corporation for purposes of accounting for its operations on an annual basis and for the preparation of its annual audited financial statements.

     Section 1.8    OFFER.  The term "Offer" shall refer to a written bona fide
                    -----
offer from an independent third party to purchase Shares, which states the number of Shares to be transferred, the name and business address of the proposed transferees, and the amount of the consideration and the other essential terms of the sale.

     Section 1.9    OWNER'S START-UP AMOUNT. Intentionally Omitted.
                    -----------------------

     Section 1.10   PERMITTED TRANSFEREE.  The term "Permitted Transferee" shall
                    --------------------
refer to:

             (a) Any inter vivos trust established by any Stockholder which is revocable at any time by the Stockholder and of which the Stockholder (or a person approved by (i) all appropriate regulatory authorities and (ii) Stockholders holding at least 50% of the Shares outstanding) is the sole trustee, and which is a Qualified Subchapter S Trust under Section 1361 (d) of the Internal Revenue Code of 1986 as amended from time to time (the "Code") .

             (b) Any transfer which would not cause the Corporation to cease to be qualified as a Subchapter S corporation under the Code and which is approved in advance of the transfer by an affirmative vote of those Stockholders holding more than fifty percent (50%) of the Shares outstanding, on such terms and conditions as the Stockholders so voting deem appropriate.

Notwithstanding the preceding provisions of this Section 1.10, a person shall not be a Permitted Transferee unless the transfer to such person has been formally approved in writing by all appropriate regulatory authorities (unless in the opinion of legal counsel to the Corporation such approvals are not legally required), and is otherwise in compliance with the applicable terms of all applicable laws and regulations regarding such transfer.

     Section 1.11   REPURCHASE EVENTS.  The term "Repurchase Events" shall refer
                    -----------------
to any of the following events with respect to a Stockholder:

             (a)    Death.  The death of the Stockholder.
                    -----

          (b)  Bankruptcy.  The Stockholder shall (i) admit in writing his or
               ----------
     her inability to pay debts generally as they become due; (ii) file a petition in bankruptcy or a petition to take advantage of any insolvency act; (iii) make an assignment for the benefit of his or her creditors; (iv) consent to the appointment of a receiver for himself or herself or the whole or substantially all of his or her property; (v) on a petition in bankruptcy filed against him or her, be adjudicated a bankrupt; or (vi) file a petition or answer seeking reorganization or arrangement or other aid or relief under any bankruptcy or insolvency laws or any other law for the relief of debtors.

          (c)  Judicial Transfer of Control.  If, under the provisions of any
               ----------------------------
     law for the relief of debtors, any court of competent jurisdiction shall assume custody or control of the Stockholder's assets, without the consent of the Stockholder, and such custody or control shall not be terminated or stayed within sixty (60) days from the date of assumption of such custody or control.

          (d)  Mandatory Transfers.  The Shares owned by the Stockholder shall
               -------------------
     be subject to mandatory transfer to a person or entity other than a Permitted Transferee by operation of law or similar circumstances.

          (e)  Violation of Laws.  The Stockholder shall no longer meet the
               -----------------
     minimum requirements imposed upon Stockholders of the Corporation by the laws or regulations of any state applicable to the Corporation or any of its Subsidiaries.

          (f)  10% Interest in Competitor.  The Stockholder shall have, directly
               --------------------------
     or indirectly, acquired a ten percent (10%) or more interest in the ownership value, voting rights or beneficial interests of any Competitor.

          (g)  Subchapter S Violations.  The Stockholder shall no longer qualify
               -----------------------
     as an eligible Stockholder of a Subchapter S corporation under Section 1361(b) of the Code.

     Section 1.12   RESTRICTED STOCK TRANSFER CLOSING DATE.  The term
                    --------------------------------------
"Restricted Stock Transfer Closing Date" shall refer to the date for the closing of the purchase and sale of Shares pursuant to Article IV hereof, which date shall be:

          (a)  Pre-Solicitation Sales.  In the case of Shares sold to the
               ----------------------
     Corporation or the remaining Stockholders under Section 4.3(a), no later than forty-five (45) days from the date on which the parties have agreed upon the terms of the sale.

          (b)  First Refusal Sales.  In the case of Shares sold pursuant to an
               -------------------
     Offer under Section 4.3(b), the date set forth in the applicable Offer which date shall be no later than forty-five (45) days from the date on which the last option to the Corporation and the Stockholders has expired.

          (c)  Repurchase Events.  In the case of Shares purchased by the
               -----------------
     Corporation or the remaining Stockholders under Section 4.4, the date agreed upon by the parties to the transaction which date shall be no later than forty-five (45) days from the date on which the applicable Restricted Stock Transfer Purchase Price has been determined. However, if in the opinion of legal counsel to the Corporation any transfer of Shares to which this Section applies requires the approval of any regulatory authority the applicable forty-five (45) day period shall be extended by the number of days required to obtain such approvals. The purchasing party or parties shall be responsible for setting the Restricted Stock Transfer Closing Date within the time periods set forth above and shall give at least fifteen
     (15) days' prior notice of the Restricted Stock Transfer Closing Date to the selling party.

     Section 1.13   RESTRICTED STOCK TRANSFER PURCHASE PRICE. The term
                    ----------------------------------------
"Restricted Stock Transfer Purchase Price" shall refer to the price payable for Shares to be purchased pursuant to Section 4.4 of this Agreement. The Restricted Stock Transfer Purchase Price shall be the fair market value of the subject Shares determined as set forth in Section 4.5.

     Section 1.14   STOCKHOLDERS. The term "Stockholders" shall refer to each of
                    ------------
the Stockholders, any Permitted Transferee of such Stockholders and any other parties who from time to time acquire Shares and execute an agreement by which they agree to be bound by the terms of Article IV of this Stockholders Agreement.

     Section 1.15   STOCKHOLDERS AGREEMENT.  The term "Stockholders Agreement"
                    ----------------------
shall refer to this Stockholders Agreement as it may be amended, modified or supplemented from time to time.

     Section 1.16   SHARES. The term "Shares" shall refer to all voting and non-
                    ------
voting shares of the Common Stock of the Corporation presently outstanding or hereafter issued and outstanding.

     Section 1.17   SUBSIDIARY. The term "Subsidiary" shall refer to any
                    ----------
corporation or other organization, whether incorporated or unincorporated, of which at least fifty and one tenth percent (50.1%) of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by the Corporation or by any one or more of its Subsidiaries.

     Section 1.18   THIRD PARTY GUARANTEE FINANCING. Intentionally Omitted.
                    -------------------------------

                                  ARTICLE II
                                  ----------

                     FINANCING OBLIGATIONS OF STOCKHOLDER.
                     -------------------------------------

     Section 2.1    UNDERTAKING OF THE STOCKHOLDERS. Intentionally Omitted.
                    -------------------------------

     Section 2.2    ADMISSION OF ADDITIONAL STOCKHOLDERS.  The Stockholders may,
                    ------------------------------------
by a vote of over fifty percent (50%) of the Shares outstanding, agree to admit to the Corporation and make parties to the Stockholders Agreement additional Stockholders who shall become Stockholders for all purposes of this Agreement. Any such additional Stockholders shall be admitted as Stockholders on the terms and conditions set forth by the Board of Directors, which terms and conditions may vary from those terms and conditions applicable to the Stockholders originally signing this Agreement. Notwithstanding anything to the contrary contained in this Section, no person who could otherwise become a Stockholder hereunder shall become a Stockholder if either (i) the then-existing Stockholders have not obtained formal written approval of the admission of such person as a Stockholder from all applicable regulatory authorities, if in the opinion of legal counsel to the Corporation such approval is legally required, or (ii) the admission of such person as a Stockholder would result in the loss of the Corporation's status as a Subchapter S corporation under the Code. Any issuance of Shares under this Section 2.2 shall be subject to the provisions of
Section 3.5.

     Section 2.3    REDETERMINATION OF CONTRIBUTION SHARE.  Intentionally
                    -------------------------------------
Omitted.

     Section 2.4    INDEMNIFICATION BY CORPORATION.   Intentionally Omitted.
                    ------------------------------

     Section 2.5    FAILURE TO MEET UNDERTAKING.   Intentionally Omitted.
                    ---------------------------


                                  ARTICLE III
                                  -----------

                           SHARES AND RELATED RIGHTS
                           -------------------------

     Section 3.1    ISSUANCE OF SHARES.   Intentionally Omitted.
                    ------------------

     Section 3.2    LEGEND ON SHARES CERTIFICATES.  Each certificate for the
                    -----------------------------
Shares issued under this Article III shall bear a legend in substantially the following form:

          "This stock certificate and the shares represented hereby are subject to the terms and conditions of, and no transfer or other disposition thereof may, be made except in accordance with, that certain Stockholders Agreement (the "Agreement") dated [the date of this Agreement], by and among LMC Leasing, Ltd., a Delaware corporation (the "Corporation"), and those persons who are shown on the books and records of the Corporation to be the stockholders of the

          Corporation as of such date, and such other persons who may thereafter become stockholders of the Corporation. A copy of the Agreement is on file at the office of the Corporation and will be furnished by the Corporation to any Stockholder upon request and without charge. Under certain circumstances, the Agreement provides for certain limitations on the transfer of the shares represented hereby. In addition, the shares represented hereby may not be offered for sale, sold, transferred or otherwise disposed of unless (1) a registration statement is then effective as to such shares under the Securities Act of 1933, as amended, and all applicable state securities statutes, or
          (2) prior thereto the issuer shall have received an opinion of counsel satisfactory to it that such offer to sell, sale, transfer or other disposition can be lawfully effected under such Act and all applicable state securities statutes, without registration of the shares."


The last sentence of the above legend shall be removed and the Corporation shall issue a certificate with a legend so amended for the applicable Shares in the event that such Shares are registered under the Securities Act of 1933, as amended and all applicable state securities statutes.

     Section 3.3    EXEMPT TRANSACTION.  Each Stockholder hereby expressly
                    ------------------
acknowledges and agrees that the Corporation's issuance of the Shares hereunder shall be exempt from the registration requirements of the Securities Act of 1933, as amended, and all regulations promulgated pursuant thereto, as well as from all applicable state securities laws. Each Stockholder further expressly represents and warrants to the Corporation that he or she will acquire the Shares issued hereunder for investment purposes only and not with a view to distribution or resale.

     Section 3.4    SIZE OF BOARD OF DIRECTORS. Each of the Stockholders hereby
                    --------------------------
covenants and agrees that he shall vote his Shares for and take all other action reasonably necessary to establish a Board of Directors composed of the following seven (7) members: Peter A. Ferro, Jr., Charles P. Hammersmith, Jr., Robert W. Kegley, Sr., Thomas J. Lambrecht, William J. McEnery, Edward T. McGowan and William J. Sabo (each, an "Initial Director"). The directors and officers of the Corporation, acting as a stockholder of each of its Subsidiaries, shall cause each of the Initial Directors who has a right to be elected to the Board of Directors of the Corporation to be elected to the Board of Directors of each of the Subsidiaries. After the date hereof, the size of the Board of Directors may be increased or decreased as allowed under applicable law, provided, however, that so long as any Initial Director still holds, either beneficially or of record, any Shares, each of the Stockholders hereby covenants and agrees that he shall take all action reasonably necessary to assure the continued selection of such Initial Directors.

     Section 3.5    PRE-EMPTIVE RIGHTS.
                    ------------------

             (a) Rights In General. Upon each issuance or sale by the Corporationof Shares or securities convertible into or rights to acquire Shares (for purposes of this Section 3.5, collectively referred to as the "Shares"), each Stockholder shall have the right to purchase in accordance with the procedure set forth in Section 3.5(b), such number of Shares as shall be necessary for each such Stockholder to maintain, after such issuance, his or her ownership of the total number of issued and outstanding Shares as such Stockholder owned immediately prior to such issuance.

             (b)    Notice.  The Corporation shall give each Stockholder prior
                    ------
     written notice   of its intention to issue Shares to any person.  The
     notice shall set forth the terms of the proposed issuance, including the number of Shares proposed to be issued, the purchase price per Share, and the other material terms of the proposed issuance. If any Stockholder desires to exercise the right of such Stockholder under Section 3.5(a), he or she shall do so, if at all, by written notice delivered to the Corporation and all other Stockholders within twenty (20) days of the Corporation's written notice. The failure of any Stockholder to exercise its rights under Section 3.5(a) on any occasion when such right is available shall not affect its future right to receive notice of and to purchase Shares in accordance with and subject to the terms and conditions of this Section 3.5.

             (c)    Notwithstanding anything to the contrary contained in this
     Section 3.5, none of the Stockholders shall be entitled to any of the rights contained in this Section 3.5 upon the issuance of Shares in connection with the merger of Empress Casino Joliet Corporation ("Empress Joliet") into a Subsidiary of the Corporation.

     Section 3.6    CUMULATIVE VOTING.  The Corporation shall have cumulative
                    -----------------
voting rights with respect to the election of its Board of Directors, and the Stockholders shall take all necessary action to so provide in the Corporation's bylaws; provided, however, that the exercise of such cumulated voting rights shall not be inconsistent with Section 3.4 hereof.

     Section 3.7    SPECIAL VOTING REQUIREMENTS REGARDING CERTAIN TRANSACTION.
                    ---------------------------------------------------------

             (a)    Actions Requiring 75% Approval.  Each of the Stockholders
                    ------------------------------
     expressly   covenants and agrees that the following actions may not be taken without the approval of those Stockholders holding at least seventy-five percent (75%) of the Shares of the Corporation then outstanding:

             (i)    Sales of The Business. The sale, lease or disposition of all
                    ---------------------
                    or substantially all of the assets of the Corporation or any of its Subsidiaries or the merger or consolidation of the Corporation or any of its Subsidiaries with or into any other corporation, corporations or other entity, including a sale of all or substantially all of the assets of the Corporation or any of its

                    Subsidiaries by means of a sale of the outstanding Shares of the Corporation or any of its Subsidiaries. In the event that a sale of the outstanding Shares of the Corporation as described in the preceding sentence is favorably voted upon in the manner required under this Section 3.7(a), all the Stockholders, including Stockholders who may have voted against such sale, shall tender their Shares as required under the applicable Shares purchase agreement and execute the purchase agreement and other related instruments negotiated by the Corporation and approved by the Stockholders as herein provided, provided that such purchase agreement extends to all non-approving Stockholders the same purchase price and terms of purchase accepted by those Stockholders voting to approve the sale and does not impose any personal liability on the Stockholder required to so sign other than the Stockholder's agreement and representation that he or she owns the Shares being sold free and clear of all liens or other encumbrances of whatsoever kind or nature. Each of the Stockholders expressly covenants and agrees to waive any appraisal and/or dissenter's rights provided to him or her by Section 262 of the Delaware General Corporation Law in connection with this
                    Section 3.7(a).

            (ii)    Preferred Stock. The issuance or sale by the Corporation of
                    ---------------
                    any shares of Preferred Stock.

            (iii)   Stock of Empress Hammond or Empress Joliet.  The issuance or
                    ------------------------------------------
                    sale by Empress Joliet, Empress Casino Hammond Corporation ("Empress Hammond") or the Corporation of any shares of capital stock of Empress Joliet or Empress Hammond or securities convertible into or other rights to acquire shares of capital stock of Empress Joliet or Empress Hammond.

            (iv)    Amendment of This Agreement. Any amendment of this
                    ---------------------------
                    Agreement, other than an amendment to the specific provisions discussed in Section 3.7(b)(i).

            (b)     Action Requiring Unanimous Approval. Each of the
                    -----------------------------------
       Stockholders expressly covenants and agrees that the following actions may not be taken without the approval of those Stockholders holding One Hundred Percent (100%) of the Shares of the Corporation then outstanding:

            (i)     Amendment of Certain Provisions.  Any amendment of Sections
                    -------------------------------
                    3.7(a)(i) or (iii) above or 4.3(b)(iii) below.

            (ii)    Amendment to Sections 2.5(a) and 2.5(b) Provisions.
                    --------------------------------------------------
                    Intentionally Omitted.

          (iii)     Stockholder Contribution Obligations.   Intentionally
                    ------------------------------------
     Omitted.

                                  ARTICLE IV
                                  ----------

                         SALE OR DISPOSITION OF SHARES
                         -----------------------------

     Section 4.1    GENERAL RESTRICTION ON SALE OR DISPOSITION.  Each
                    ------------------------------------------
Stockholder hereby covenants and agrees that, commencing on the date hereof, he or she shall not, directly or indirectly, including, without limitation, by means of a transfer of control of a Permitted Transferee, voluntarily or involuntarily, sell, pledge, hypothecate, encumber or otherwise dispose of any of his or her Shares or any interest therein, except as expressly permitted by this Article IV. A Stockholder selling or otherwise transferring or desiring to sell or transfer his or her Shares in accordance with this Article IV is sometimes referred to herein as the "Selling Stockholder."

     Section 4.2    PERMITTED TRANSFERS.  Subject to the provisions of Article V
                    -------------------
(regarding the maintenance of Subchapter S status), a Stockholder may sell, assign or otherwise transfer all or any portion of his or her Shares to a Permitted Transferee, provided that prior to such transfer the Permitted Transferee executes an appropriate supplement to this Agreement agreeing to be bound by the terms and provisions thereof as if such Permitted Transferee were an original party hereto.

     Section 4.3    RIGHT OF FIRST REFUSAL.  Except for sales or other transfers
                    ----------------------
permitted pursuant to Section 4.2, a Selling Stockholder shall comply with the following procedures:

             (a)    Actions Prior to Solicitation of Offers. Prior to soliciting
                    ---------------------------------------
       offers for purchase of all or any portion of his or her Shares, the Selling Stockholder shall first give written notice to the Corporation and the remaining Stockholders of the intention to solicit such offers, specifying the number of Shares proposed to be offered for sale (the "Offered Shares").

             (i) Within ten (10) days of receipt of such notice, the Corporation and the Selling Stockholder shall commence to negotiate in good faith to determine the fair market value of the Offered Shares and other terms and conditions for the sale of all, but not less than all, of the Offered Shares to the Corporation. If within twenty (20) days of the commencement of such negotiations, the Corporation and the Selling Stockholder are unable to agree on the terms of purchase of all of the Offered Shares, then the Selling Stockholder shall repeat the same procedure with the remaining Stockholders who desire to acquire the Offered Shares.

             (ii) If within twenty (20) days of the commencement of the second level of negotiations, the parties to such negotiations are unable to agree on the terms of purchase of all of the Offered Shares, then, subject to the remaining provisions of this Article IV, the Selling Stockholder may proceed to solicit offers from third parties for the Offered Shares. Any purchase of the Offered Shares by the Stockholders as provided in this Section shall be in the proportion of the respective ownership of Shares among those Stockholders purchasing the Offered Shares unless otherwise agreed by such purchasing Stockholders.

          (b)  Treatment of Offer.  Within five (5) days after receipt of an
               ------------------
     Offer which the Selling Stockholder intends to accept, the Selling Stockholder shall provide the Corporation and the remaining Stockholders with a copy of the Offer. The following procedure shall then apply:

               (i) Within thirty (30) days of the Corporation's receipt of the copy of the Offer, the Corporation shall have the option (without obligation) to purchase, if at all, all, but not less than all, of Shares subject to the Offer (the "Third Party Offer Shares") at the price and other terms disclosed in the Offer.

               (ii) If the Corporation fails to purchase the Third Party Offer Shares within the thirty (30)-day period, then the remaining Stockholders shall have the option for a period of ten (10) days from the end of the thirty (30)-day period to purchase the Third Party Offer Shares at the price and other terms disclosed in the Offer. No purchase under this Section 4.3(b)(ii) shall be final and effective unless all the Shares purchasable pursuant to the Offer are purchased pursuant to these provisions. Any purchase of Shares by any Stockholders pursuant to these provisions shall be in the proportion of the respective ownership of Shares among those Stockholders purchasing such Shares unless otherwise agreed by such purchasing Stockholders.

               (iii) In lieu of exercising any option under the provisions of
          Section 4.3(b)(ii), each remaining Stockholder shall have the option exercisable within ten (10) days after the ten (10) day period referred to in Section 4.3(b)(ii), to tender for sale to the offeror of the Offer (each such tendering Stockholder hereafter a "Tendering Stockholder"), on the same terms disclosed in the Offer, such number of the Tendering Stockholder's Shares (including a fraction of a single Share of the Tendering Stockholder's Shares if the Offer is for a single Share) representing, as a percentage of the Third Party Offer Shares, the same percentage of the Tendering Stockholder's ownership interest in the Corporation as of the date of the Offer, thereby reducing by the same number (or fraction thereof) the number of Third Party Offer Shares which may be sold by the Selling Stockholder to the offeror under the Offer. The Selling Stockholder agrees to take any action necessary to accomplish the application of the provisions of the preceding sentence, and any Offer which fails to allow Tendering Stockholders to so apply the said provisions shall be ineffective and may not be consummated as herein otherwise permitted.

               (iv) If the Corporation and the remaining Stockholders fail to exercise the options set forth in Sections 4.3(b)(i) and (ii) (and after the expiration of the 10 day period granted to Tendering Stockholders under Section 4.3(b)(iii)) the Selling Stockholder, and to the extent options under Section 4.3(b)(iii) have been exercised, the Tendering Stockholders, may proceed to consummate the sale of the Third Party Offer Shares to the offeror under the Offer strictly in accordance with the terms and conditions disclosed in the Offer, provided that (A) the Selling and Tendering Stockholders have complied with the provisions of Section 4.3(c), (B) such sale is consummated within eighty five (85) days from the date on which the Corporation received a copy of the Offer as herein provided; provided, however, that if in the opinion of legal counsel to the Corporation any transfer of Shares to which this Section applies requires the approval of any regulatory authority, the aforesaid eighty five (85)-day period shall be extended by the number of days required to obtain such approval, and (C) the offeror, prior to the consummation of a sale, has executed a supplement to this Stockholders Agreement in which it agrees to be bound by the terms and conditions of this Stockholders Agreement as if it were an original party thereto. If, however, either the purchase price or other material terms disclosed in the Offer are decreased or adjusted in a manner which is materially favorable to the person proposing to purchase Shares under the Offer, such change shall be deemed to be a new Offer, which shall again be subject to compliance by the Selling Stockholder with all the provisions of Section 4.3(b).

          (c)  Detrimental Sales.  In the event that the Corporation concludes,
               -----------------
     for good   and valid business reasons, that any proposed sale of Shares pursuant to an Offer or otherwise to a specific purchaser would be detrimental to the business of the Corporation, the Corporation shall notify the Selling Stockholder of such fact in a written notice delivered to the Selling Stockholder within thirty (30) days from being notified in writing of the identity of the proposed purchaser, specifying with particularity the specific reasons for its conclusion. Such notice may also identify any other potential purchasers which the Corporation concludes would be objectionable for similar reasons, it being understood that any such identification is not inclusive. The Selling Stockholder shall, in good faith, give due consideration to such concerns of the Corporation but shall not, except as provided in the next sentence, be prohibited from consummating such sale so long as the Selling Stockholder, in good faith, does not believe that the proposed sale would be detrimental to the business of the Corporation. Without limiting the generality of the foregoing, each of the Stockholders hereby expressly acknowledges and agrees that any of the following transfers, whether direct or indirect, shall be conclusively presumed detrimental to the Corporation and shall be prohibited: (i) any transfer to any person having any beneficial or legal ownership interest in any Competitor of the Corporation,

     (ii) any transfer to a person which would cause the Corporation to lose its status as a Subchapter S corporation under the Code or (iii) any transfer to a person who, in the opinion of legal counsel to the Corporation, could jeopardize any of the Corporation's gaming licenses.

          (d)  Notices. The exercise of any option granted under this Section
               -------
     4.3 shall be by delivery of written notice of the exercise within the time period specified in the provisions to which the option relates.

     Section 4.4  REPURCHASE EVENTS.  Upon the occurrence of any Repurchase
                  -----------------
Event with respect to a Stockholder:

          (a)  Non-Death Events.  In all Repurchase Events other than the death
               ----------------
     of a Stockholder, the Corporation and the other Stockholders shall have the right, without obligation, to purchase all the Shares of the Stockholder which rights may be exercised in accordance with the procedures set forth in Section 4.3(b) as if the Repurchase Event was an Offer to purchase all the Shares of the Stockholder at the Restricted Stock Transfer Purchase Price (determined in accordance with Section 4.5 below), except that all time periods shall commence from the date on which the occurrence of the applicable Repurchase Event has been communicated in writing to the Corporation.

          (b)  Death Event.  In the case of the death of a Stockholder, the
               -----------
     Corporation shall have the right, but not the obligation, to purchase the Shares held by such Stockholder, his estate, legal representative and any Permitted Transferee of such Stockholder (the "Corporation Call Option") and, in the event of the exercise of the Corporation Call Option, each such person shall sell such Shares to the Corporation at the Restricted Stock Transfer Purchase Price determined in accordance with Section 4.5 below and payable as set forth in Section 4.6(a)(i) below. In order to exercise the Corporation Call Option, the Corporation must provide written notice of such exercise to the deceased Stockholder's estate, legal representative and/or any applicable Permitted Transferee within six (6) months after the deceased Stockholder's death. Notwithstanding the provisions of the two immediately preceding sentences, with respect to those Shares of the deceased Stockholder which would, by reason of such Stockholder's death, be, directly or indirectly transferred to or held for the benefit of such Stockholder's spouse and/or children, the provisions of the two immediately preceding sentences shall not apply and instead each of such spouse and/or children (or the estate or other legal representative of the deceased Stockholder acting on their behalf or other person holding such Shares for their benefit) shall have the right to continue to own such Shares.

     Section 4.5    DETERMINATION OF RESTRICTED STOCK TRANSFER PURCHASE PRICE.
                    ---------------------------------------------------------
The Restrictive Stock Transfer Purchase Price shall be the fair market value of the Shares being purchased by reason of a Repurchase Event, determined under the provisions of this Section 4.5 without regard to any minority discount and taking into account all income tax effects.

          (a)  Agreement by Corporation and Selling Stockholder. The Restricted
               ------------------------------------------------
     Stock Transfer Purchase Price shall be as agreed to by the Corporation and the Selling Stockholder within thirty (30) days from the date of the Repurchase Event.

          (b)  First Fair Market Value Appraisal.  If Section 4.5(a) is
               ---------------------------------
     inapplicable, the   Corporation and the Selling Stockholder shall each
     appoint a qualified independent appraiser of their respective choice within five (5) days after the end of the 30-day period referred to in Section 4.5(a), and both appraisers shall have thirty (30) days from the date of their appointment to agree upon the fair market value of the Shares. For all purposes of this Section 4.5, any two appraisers shall be deemed to "agree" or to have "agreed" if their individual determinations do not vary from each other by more than five percent (5%). However, the fair market value shall then be the average of the two determinations.

          (c)  Subsequent Fair Market Value Appraisals.  If the two appraisers
               ---------------------------------------
     cannot   agree upon the fair market value within thirty (30) days after their appointment, they shall, within eight (8) days after the end of this 30-day period, appoint a third qualified independent appraiser of their collective choice. The three appraisers shall then determine the fair market value of the Shares within twenty (20) days of the appointment of the third appraiser. The fair market value agreed to by two of the three appraisers (as the term "agree" and "agreed" is defined in Section 4.5(b)) shall be the purchase price for purposes of Section 4.5. However, the fair market value shall then be the average of the two determinations. If two of the three appraisers cannot agree on the fair market value, then the procedures set forth in Section 4.5(b) and (c) shall be repeated until the fair market value has been determined as herein provided.

          (d)  General Valuation Requirements.  Any party appointing an
               ------------------------------
     appraiser   pursuant to this Section 4.5 shall direct the appraiser to strictly comply with (i) the time periods set forth in this Section 4.5,
     (ii) the requirement for appointment of a third appraiser, and (iii) the valuation standards herein prescribed, and to immediately notify the selling and purchasing parties in writing of any determination made hereunder. The fees of the first two appraisers appointed hereunder shall be payable by the appointing party and the fees of the third appraiser shall be divided equally between the selling and purchasing parties.

     Section 4.6    CLOSING AND PAYMENT OF PURCHASE PRICE.
                    -------------------------------------

             (a)    Closing Date and Payment Terms. The purchase of Shares
                    ------------------------------
     pursuant to this Article IV shall be consummated on the applicable Restricted Stock Transfer Closing Date at the office of the Corporation and shall be paid as follows:

               (i) The Restricted Stock Transfer Purchase Price for Shares purchased by reason of an event described in Section 4.4 shall be paid as follows:

               (A) If such purchase price for the applicable Selling Stockholder is less than One Million Dollars ($1,000,000) then twenty-five percent (25%) of the Restricted Stock Transfer Purchase Price shall be paid within 60 days after its determination and the balance shall be paid in equal semi-annual installments over three years commencing on the first anniversary of the applicable Repurchase Event and continuing on each anniversary thereafter until payment in full.

               (B) If such purchase price for any Selling Stockholder equals or exceeds One Million Dollars ($1,000,000), then twenty five percent (25%) of the Restricted Stock Transfer Purchase Price shall be paid within 60 days after its determination and the balance shall be paid in equal annual installments over five years commencing on the first anniversary of the applicable Repurchase Event and continuing on each anniversary thereafter until payment in full.

               (C) The amount of such purchase price outstanding during the aforesaid three year or five year periods shall bear simple interest at the rate of ten percent (10%) per annum which interest shall be paid annually on the date of the applicable principal payments. The Corporation shall pledge the Shares being sold by the applicable Selling Stockholders as collateral to secure the prompt payment of all amounts due to such Selling Stockholder.

               (D) Notwithstanding the preceding provisions, if at the time any payment under this Section 4.6 is due, the Corporation is prohibited under the laws of the State of Delaware or any other competent jurisdiction from making the payment, the Corporation shall have a grace period for making the payment for the length of the prohibition period, provided that, in addition to accrual of interest on the principal portion of such payment as herein provided, interest shall accrue on the interest portion of each payment so deferred at the rate specified in Section 4.6(a)(i)(C) from the due date thereof without regard to the grace period through the payment thereof.

               (iii) The purchase price for Shares purchased pursuant to Section 4.3(a) shall be paid in accordance with the terms and conditions agreed upon by the Selling Stockholders and the Corporation or remaining Stockholders (as applicable) on the applicable Restricted Stock Transfer Closing Date.

               (iv) The purchase price for Shares purchased pursuant to Section 4.3(b) shall be paid in accordance with the payment terms stated in the applicable Offer on the applicable Restricted Stock Transfer Closing Date.

               (vi) Notwithstanding anything to the contrary contained herein, in the event that any person contests the ownership of any Stockholder's Shares (by any applicable proceeding) the Corporation may, at its option, deposit payments due to the Selling Stockholder under this Section 4.6 into an escrow account or take such other actions as it deems necessary or reasonable pending the resolution of the applicable dispute.

          (b)  Delivery of Stock Certificate On the Restricted Stock Transfer
               -----------------------------
     Closing Date for a purchase of Shares pursuant to this Article IV, the Selling Stockholder shall deliver to the purchasing party or parties a certificate or certificates representing the purchased Shares, duly endorsed in blank or accompanied by a duly executed assignment separate from certificate. Any sale of Shares pursuant to this Article IV shall be made free and clear of all liens, encumbrances and restrictions (except those created by this Stockholders Agreement), and the Selling Stockholder shall furnish to the purchasing party or parties such additional evidence and executed documents as may be reasonably necessary to establish the validity of and accomplish the transfer.

     Section 4.7 TERM AND TERMINATION.  The provisions of Article IV of the
                 --------------------
Stockholders Agreement shall cease to apply to any events which occur after the occurrence of any of the following events:

          (a) Bankruptcy and Dissolution.  The bankruptcy or dissolution of the
              --------------------------
     Corporation;

          (b) Single Remaining Stockholder.  A single Stockholder becoming the
              ----------------------------
     owner of all of the Shares of the Corporation which are then subject to this Agreement; or

          (c) Mutual Agreement.  The execution of a written instrument
              ----------------
     terminating the provisions of Article IV by the Corporation and those Stockholders who approve such instrument by a vote of seventy-five percent (75%) of the outstanding Shares.

The termination of the rights and obligations of the parties under this Section
4.7 for any reason shall not affect any right or remedy existing hereunder prior to the effective date of termination.

     Section 4.8 RELEASE FROM OBLIGATIONS.  If a Stockholder disposes of his
                 ------------------------
or her Shares in accordance with this Article IV, such Stockholder shall be relieved of all obligations under this Article IV (except for any obligations under this Article IV arising prior to or as a consequence of such disposition) and the provisions of this Article IV shall have no further force and effect as to that Stockholder. In addition, if any Stockholder disposes of his or her Shares in accordance with this Article IV, the Corporation and the remaining Stockholders shall use their good faith efforts to obtain the release of such selling Stockholder from such Stockholder's liability under any guaranty or other obligation incurred by such selling Stockholder as a result of his or her ownership of Shares; provided, however, that such releases shall only be obtained if they result in no economic cost to the Corporation or remaining Stockholders.

     Section 4.9  CORPORATION RECORDS.
                  -------------------

             (a)  Effectiveness of Transfers. No Shares of any Stockholder shall
                  --------------------------
     be transferred upon the books of the Corporation, nor shall any sale or transfer or any other disposition thereof be effective, unless and until all the terms and conditions of this Article IV shall first have been complied with.

             (b)  Lending of Shares.  Each Stockholder shall surrender the
                  -----------------
     certificate of stock evidencing his or her Shares to the Secretary of the Corporation, for the purpose of inscribing thereon the same legend as set forth in Section 3.2, if such legend does not already appear thereon.

     Section 4.10 SPECIAL PROVISION FOR PROPOSED SALE TO CERTAIN COMPETITORS.
                  ----------------------------------------------------------
In addition to all other limitations imposed by this Article IV, in the event that any Stockholder obtains any right to acquire or acquires, either directly or indirectly, any interest in the ownership value, voting rights or beneficial interests of any Competitor doing business in Will, Cook, DuPage, Grundy, Kankakee or Lake Counties in Illinois (a "Competition Equity Right"), then such Stockholder (the "Competitor Stockholder") shall, within ten (10) days after receipt of such Competition Equity Right provide the other Stockholders with a written copy of the terms of acquisition of such Competition Equity Right. Each other Stockholder shall have the right, exercisable within fifteen (15) days after their receipt of a copy of the Competition Equity Right, to participate with the Competitor Stockholder in the Competition Equity Right by acquiring that percentage of the aggregate capital stock or other beneficial or equitable interests represented by the Competition Equity Right which is equal to their percentage ownership interest of the Corporation on the date of the issuance of the Competition Equity Right, thereby reducing by the same amount the percentage of the aggregate capital stock or other beneficial or equitable interests of the Competition Equity Right available to the Competitor Stockholder. The Competitor Stockholder agrees to take any actions necessary to accomplish the application of this Section 4.10 and no Stockholder shall exercise any rights granted to him or her under a Competition Equity Right if such Stockholder fails to provide for the application of this Section 4.10.

     Section 4.11 REMEDIES.  The parties hereto recognize and agree that the
                  --------
breach of any term, provision, or condition of this Stockholders Agreement may cause irreparable damage which is difficult to ascertain and that the award of damages may not be adequate relief to the party aggrieved. The parties therefore agree that, in addition to all other remedies available in the event of a breach of this Stockholders Agreement, the party aggrieved shall have the right to injunctive or other equitable relief.

     Section 4.12 SPECIAL PROVISIONS APPLICABLE TO HANNIFIN, SHUBIC AND
                  -----------------------------------------------------
WIRSHING. Intentionally Omitted.
--------


                                   ARTICLE V
                                   ---------

                            SUBCHAPTER S PROVISIONS
                            -----------------------

     Section 5.1  MAKING OF ELECTION.  The Corporation and each of the
                  ------------------
Stockholders have elected to be taxed as a small business corporation under Subchapter S of the Code, and further agree that such election may be revoked only upon the vote of more than fifty percent (50%) of the outstanding Shares. Each Stockholder shall (i) execute all forms, consents and other documents necessary in order to keep such election effective under the applicable provisions of the Code and (ii) thereafter take such actions (or refrain from taking such actions) as are necessary to preserve the Corporation's status as a Subchapter S corporation under the Code.

     Section 5.2  DISTRIBUTIONS FOR TAX PAYMENTS. So long as the S corporation
                  ------------------------------
election is in effect, the Corporation shall make pro rata distributions to the Stockholders at least equal to the estimated federal and state income taxes payable by the Stockholders with respect to any tax items of the Corporation which are reportable on the Stockholders' individual federal and state income tax returns. This estimated tax liability, which shall be computed by the accountant who regularly prepares the Corporation's tax returns, shall be computed on the basis of the highest marginal rate applicable to individual Stockholders on such tax items for the tax year in question, plus the marginal Illinois state personal income tax rate (regardless of the rate of state income tax, if any, applicable to individual Stockholders in the states in which they reside). Unless prevented from making any distributions under applicable state law, or the Stockholders unanimously otherwise agree, the total amount of the minimum mandatory dividend required by this Section shall be declared and paid no later than March 15 of the calendar year following the close of the Corporation's taxable year, provided further that payments on account of such distributions shall be made during the taxable year to the extent that said accountant determines that such distributions are reasonably necessary in order for Stockholders to comply with any estimated tax payments requirements applicable to them.

     Section 5.3  POST TERMINATION DISTRIBUTIONS. If the Subchapter S election
                  ------------------------------
is revoked or terminated, the Corporation shall, except to the extent the Stockholders unanimously agree to the election authorized by Section 1371(e)(2) of the Code, or unless prevented from doing so by applicable state law, declare and pay pro rata cash distributions during the post-termination transition period equal to the Corporation's accumulated adjustment account; provided however, that at the election of the Corporation any amount so distributable shall contemporaneously with such distribution be re-loaned by each distributee Stockholder to the Corporation. Such loan shall bear interest at the Prime Rate as publicly announced by the First National Bank of Chicago from time to time, and shall be repaid in sixty (60) equal monthly installments of principal, plus accrued interest, with each installment being due and payable on the first day of each month following the month during which such loan was made.

                                  ARTICLE VI
                                  ----------

                           MISCELLANEOUS PROVISIONS
                           ------------------------

     Section 6.1 Financial Information.  The Corporation shall furnish, in
                 ---------------------
addition to any other information which the Stockholder may be entitled to receive under applicable law, the following financial information to each of the
Stockholders:

            (a)   Annual Statements.  Within ninety (90) days after the close of
                  -----------------
     each Fiscal Year, the Corporation shall supply each of the Stockholders with the Financial Statements of the Corporation and its Subsidiaries for and as of the end of such Fiscal year.

          (b)     Quarterly Statements. Within thirty (30) days after the close
                  --------------------
     of each fiscal quarter, the Corporation shall supply each of the Stockholders with the Financial Statements of the Corporation and its Subsidiaries for and as of the end of such fiscal quarter.

     Section 6.2 AMENDMENT, MODIFICATION AND WAIVER.  Any amendment or other
                 ----------------------------------
change in the Agreement adopted as provided in Sections 3.7(a)(iv) and 3.7(b)(i) hereto shall be binding upon all Stockholders, including Stockholders voting against the amendment or other change. Any failure on the other hand, to comply with any obligation, covenant, agreement, or condition herein contained may be expressly waived, in writing only, by the party (or parties) to be benefitted by such obligation, consent, agreement or condition, and shall be effective only in the specific instance and for the specific purpose for which made or given.

     Section 6.3 NOTICES.  All notices provided for by this Agreement shall
                 -------
be made in writing either by (i) actual delivery of the notice into the hands of the parties thereunto entitled, or (ii) by telecopy or by the mailing of the notice in the U.S. Mails, registered or certified mail, return receipt requested, as follows, or at such other address as a party may from time to time designate in writing:

To the Corporation:                          P. 0. Box 2789
                                             Joliet, Illinois 60434-2789
                                             Attention:  Chief Executive Officer

With a Copy to:                              P. 0. Box 2789
                                             Joliet, Illinois 60434-2789
                                             Attention: General Counsel

To each Stockholder:                         At the most recent address for such
                                             Stockholder shown in the
                                             Corporation's books and records

     Section 6.4 GOVERNING LAW AND SEVERABILITY. This Agreement and the rights
                 ------------------------------
of the parties hereunder shall be governed by and interpreted in accordance with the substantive laws (and not the conflict of laws rules) of the State of Delaware. In the event any provision of this Agreement shall be determined to be invalid, such provision shall be construed in a fashion which most closely approximates the intention of the parties and the remainder of this Stockholders Agreement shall continue in full force and effect in accordance with its terms.

     Section 6.5 ASSIGNABILITY AND BINDING EFFECT. No party hereto shall assign
                 --------------------------------
any of his or her rights under this Stockholders Agreement without the prior written consent of each of the other parties hereto. Subject to the provisions of the preceding sentence, all the terms and conditions of this Stockholders Agreement shall be binding upon the parties hereto and their heirs, legatees, legal representatives, successor and assigns, and shall inure to the benefit of all the foregoing.

     Section 6.6 WILLS AND TRUSTS.  Each Stockholder agrees to include in his
                 ----------------
or her will or other instrument providing for the disposition of his or her estate upon his or her death (or in all applicable trust documents in the case of the transfer of Shares to a trust which trust qualifies as a Permitted Transferee), direction and authorization to his or her legal representative to comply with the provisions of this Stockholders Agreement and to transfer his or her Shares in accordance with the terms of this Stockholders Agreement, provided, however, that the failure of any Stockholder to do so shall not effect the validity or enforceability of this Agreement.

     Section 6.7 CAPTIONS.  The captions of the Sections and Articles of this
                 --------
Agreement are inserted for convenience only and in no way define, limit or extend the scope or intent of any provision of this Stockholders Agreement.

     Section 6.8 GENDER.  Whenever any words are used in this Stockholders
                 ------
Agreement in the masculine gender, they shall be construed as though they were also used in the feminine or neuter gender, and whenever any words are used in this Stockholders Agreement in the singular, they shall be construed as though they were also used in the plural, and vice versa, all as the context shall require.

     Section 6.9 COUNTERPARTS. This Stockholders Agreement and any amendments
                 ------------
thereto may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original, and all such counterparts shall constitute one and the same instrument. In addition, this Stockholders Agreement and any amendments thereto may contain more than one counterpart of the signature page, and all such counterpart signature pages shall have the same force and effect as though all parties had signed a single signature page.

     Section 6.10 ENTIRE AGREEMENT.  This Stockholders Agreement contains the
                  ----------------
entire understanding of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, contracts or understandings between the parties with respect to the subject matter hereof, including, without limitation, the terms of the Original Agreement.

     Section 6.11 NO THIRD PARTY BENEFICIARY RIGHTS.  This Stockholders
                  ---------------------------------
Agreement is not intended to and shall not be construed to give any person or entity other than the parties signatory hereto any interest or rights (including, without limitation, any third party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby.

     Section 6.12 BOARD OF DIRECTOR APPROVAL. Any provision of this Agreement
                  --------------------------
requiring the approval of the Board of Directors shall be deemed to require the approval of the majority of the duly elected members of the Board of Directors as of the date of such approval.

     Section 6.13 EFFECTIVENESS OF THIS STOCKHOLDERS AGREEMENT AND TERMINATION
                  ------------------------------------------------------------
OF JOLIET AGREEMENT. This Stockholders Agreement shall become effective upon the
-------------------
effective date of the merger of Empress Joliet into a Subsidiary of the Corporation (the "Effective Date"). On the Effective Date, the signatories hereto covenant and agree that the Shareholders Agreement dated September 30, 1991, as amended, of Empress Joliet shall terminate and be of no further force or effect.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                    LMC LEASING, INC.



                    By:_______________________________________
                    Title:______________________________________


                         /s/  Peter A. Ferro, Jr.
                    -------------------------------------------
                    Peter A. Ferro, Jr., as Voting Trustee of the Ferro Brothers Lake Michigan Charters, Ltd. Voting Trust

                    MELISSA KATE LAMBRECHT TRUST U/T/A DATED 5/3/93


                    By:  /s/  Peter A. Ferro, Jr.
                       ------------------------------------------
                              Peter A. Ferro, Jr., as Trustee


                    By:  /s/  William J. Sabo
                       ------------------------------------------
                              William J. Sabo, as Trustee


                    PAUL JOHN LAMBRECHT TRUST U/T/A DATED 5/3/93


                    By: /s/  Peter A. Ferro, Jr.
                       -------------------------------------------
                             Peter A. Ferro, Jr., as Trustee


                    By: /s/  William J. Sabo
                       --------------------------------------------
                             William J. Sabo, as Trustee


                    MATTHEW LAMBRECHT TRUST U/T/A DATED 5/3/93


                    By: /s/  Peter A. Ferro, Jr.
                       ----------------------------------------
                             Peter A. Ferro, Jr., as Trustee


                    By: /s/  William J. Sabo
                       ---------------------------------------
                             William J. Sabo, as Trustee


                    /s/  Charles P. Hammersmith, Jr.
                    ------------------------------------------
                         Charles P. Hammersmith, Jr.



                    __________________________________________
                    Robert W. Kegley, Sr.


                    /s/  Thomas J. Lambrecht
                    ------------------------------------------
                         Thomas J. Lambrecht


                    __________________________________________
                    William J. McEnery, as Trustee fbo William J. McEnery


                    __________________________________________
                    Edward T. McGowan, as Trustee fbo Edward T. McGowan


                    /s/  William J. Sabo
                    -------------------------------------------
                         William J. Sabo


                    __________________________________________
                    Martin McNally

                    MATTHEW LAMBRECHT TRUST U/T/A DATED 5/3/93


                    By:_____________________________________________
                              Peter A. Ferro, Jr., as Trustee


                    By: ______________________________________
                              William J. Sabo, as Trustee


                    __________________________________________
                          Charles P. Hammersmith, Jr.


                    /s/ Robert W. Kegley, Sr.
                    ------------------------------------------
                        Robert W. Kegley, Sr.


                    __________________________________________
                    Thomas J. Lambrecht


                    /s/ William J. McEnery
                    ------------------------------------------
                        William J. McEnery, as Trustee fbo William J. McEnery


                    __________________________________________
                    Edward T. McGowan, as Trustee fbo Edward T. McGowan



                    ------------------------------------------
                    William J. Sabo


                    __________________________________________
                    Martin McNally